Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Advance Auto Parts, Inc.

(Exact Name of Registrant as Specified in its Charter)

Advance Stores Company, Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate (1)	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities (2)	Rule 457(r)	—	—	—	—	—

	Other	Guarantees of Debt Securities (2)(3)	Rule 457(r)	—	—	—	—	—

	Equity	Common Stock, par value $0.0001 per share (2)	Rule 457(r)	—	—	—	—	—

	Equity	Preferred Stock, par value $0.0001 per share (2)	Rule 457(r)	—	—	—	—	—

	Equity	Depositary Shares (2)	Rule 457(r)	—	—	—	—	—

	Other	Warrants (2)(4)	Rule 457(r)	—	—	—	—	—

	Other	Stock Purchase Contracts (2)	Rule 457(r)	—	—	—	—	—

	Other	Units (2)(5)	Rule 457(r)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrants are deferring payment of the entire registration fee.
(2)

This registration statement covers an indeterminate amount of the securities of each identified class of securities, including such indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of Advance Auto Parts, Inc. or Advance Stores Company, Incorporated. An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.

(3)

Advance Stores Company, Incorporated may fully and unconditionally guarantee the payment of principal of, and premium and interest, if any, on, debt securities issued by Advance Auto Parts, Inc. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

(4)	The warrants covered by this registration statement may be warrants for debt securities, common stock or preferred stock.
(5)	Each unit will consist of two or more securities. The applicable prospectus supplement relating to the units will describe the terms of any units issued by Advance Auto Parts, Inc.